UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2010

Date of Report (Date of earliest event reported)

MARQUEE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33344	77-0642885
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

920 Main Street

Kansas City, Missouri 64105-1977

(Address, including zip code, of registrant’s
principal executive offices)

(816) 221-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On December 30, 2010, AMC Entertainment Inc. (“AMCE”), a wholly-owned subsidiary of Marquee Holdings Inc. (the “Company”), issued a press release announcing the completion of its previously announced cash tender offer (the “AMCE Tender Offer”) to purchase any and all of AMCE’s outstanding 11% Senior Subordinated Notes due 2016 (the “2016 Senior Subordinated Notes”). In addition, the Company announced the completion of its previously announced cash tender offer (the “Marquee Tender Offer” and, together with the AMCE Tender Offer, the “Tender Offers”) to purchase any and all of its outstanding 12% Senior Discount Notes due 2014 (the “2014 Marquee Notes” and, together with the 2016 Senior Subordinated Notes, the “Notes”). The Tender Offers expired at midnight New York City Time, on December 29, 2010 (the “Expiration Date”).

As previously announced, holders of $95,098,000 principal amount, or approximately 29%, of the 2016 Senior Subordinated Notes had tendered their 2016 Senior Subordinated Notes and consented to certain proposed amendments to the indenture under which the 2016 Senior Subordinated Notes were issued pursuant to AMCE’s previously announced cash tender offer and consent solicitation prior to the expiration of the consent payment deadline on December 14, 2009 at 5:00 p.m. New York City time (the “Consent Date”). In addition, as previously announced, holders of $215,486,000 face amount (or $170,684,306 accreted value), or approximately 71%, of the 2014 Marquee Notes had tendered their 2014 Marquee Notes and consented to certain proposed amendments to the indenture under which the 2014 Marquee Notes were issued prior to the Consent Date. No additional Notes were tendered from the Consent Date to the Expiration Date.

For additional information concerning the foregoing, a copy of the press release dated December 30, 2010 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Text of Press Release, dated December 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARQUEE HOLDINGS INC.

Date: December 30, 2010	By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Text of Press Release, dated December 30, 2010